Exhibit 99.3

SERVICE CORPORATION INTERNATIONAL
RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except ratio amounts)

	Three Months Ended March 31,
	2004	2003
Earnings:
Income from continuing operations before income taxes and cumulative effects of accounting changes	$71,445	$70,112
Minority interest in income of majority owned subsidiaries that have not incurred fixed charges	148	141
Add fixed charges as adjusted (from below)	39,018	42,300

	$110,611	$112,553

Fixed charges:
Interest expense:
Corporate	$31,385	$35,016
Amortization of debt costs	2,413	2,354
1/3 of rental expense	5,220	4,930

Fixed charges	39,018	42,300
Less: Capitalized interest	—	—

Fixed charges as adjusted	$39,018	$42,300

Ratio (earnings divided by fixed charges)	2.83	2.66